NIAGARA CORPORATION

                           STOCKHOLDERS AGREEMENT

                         DATED AS OF APRIL 18, 1997



                             TABLE OF CONTENTS

                                                                  Page

     1.   TAG-ALONG RIGHTS IN RESPECT OF SALE OF STOCK BY INITIAL
          STOCKHOLDERS.  . . . . . . . . . . . . . . . . . . . . .   1
          1.1  Right to Sell Proportionate Number of Shares. . . .   1
          1.2  Notice of Proposed Sale.  . . . . . . . . . . . . .   2
          1.3  Election by Holders.  . . . . . . . . . . . . . . .   2
          1.4  Pro Rata Cutback of Number of Shares Sold.  . . . .   2
          1.5  Closing of Sale.  . . . . . . . . . . . . . . . . .   3
          1.6  Expense of Sale.  . . . . . . . . . . . . . . . . .   3
          1.7  Election of Rights. . . . . . . . . . . . . . . . .   3
          1.8  Remedy. . . . . . . . . . . . . . . . . . . . . . .   3

     2.   DRAG-ALONG RIGHTS. . . . . . . . . . . . . . . . . . . .   3
          2.1  Right to Require Sale.  . . . . . . . . . . . . . .   3
          2.2  Notice of Drag-Along Sale.  . . . . . . . . . . . .   4
          2.3  Consummation of Drag-Along Sale.  . . . . . . . . .   4
          2.4  Expense of Drag-Along Sale. . . . . . . . . . . . .   5
          2.5  Coordination of Rights. . . . . . . . . . . . . . .   5

     3.   REGISTRATION RIGHTS. . . . . . . . . . . . . . . . . . .   5
          3.1  Incidental Registration.  . . . . . . . . . . . . .   5
          3.2  Shelf Registration  . . . . . . . . . . . . . . . .   6
          3.3  Registration Procedures.  . . . . . . . . . . . . .   8
          3.4  Reasonable Investigation. . . . . . . . . . . . . .  11
          3.5  Registration Expenses.  . . . . . . . . . . . . . .  12
          3.6  Indemnification; Contribution.  . . . . . . . . . .  12
          3.7  Holdback Agreements; Registration Rights to
               Others. . . . . . . . . . . . . . . . . . . . . . .  14
          3.8  Availability of Information.  . . . . . . . . . . .  15

     4.   CERTAIN RESTRICTIONS ON TRANSFER AND OTHER AGREEMENTS. .  15
          4.1  Restrictions on Transfer to Transferees.  . . . . .  15
          4.2  Cooperation by the Parent.  . . . . . . . . . . . .  15
          4.3  Legending of Certificates.  . . . . . . . . . . . .  15
          4.4  Securities Act Restrictions; Legend.  . . . . . . .  16
          4.5  Termination of Various Provisions of this
               Agreement.  . . . . . . . . . . . . . . . . . . . .  16
          4.6  Parent Activities and Changes in Capital
               Structure.  . . . . . . . . . . . . . . . . . . . .  17
          4.7  Compensation, etc.  . . . . . . . . . . . . . . . .  17

     5.   DEFINED TERMS.   . . . . . . . . . . . . . . . . . . . .  18

     6.   MISCELLANEOUS.   . . . . . . . . . . . . . . . . . . . .  28
          6.1  Warranties and Representations in Note and Stock
               Purchase Agreement. . . . . . . . . . . . . . . . .  28
          6.2  Notices.  . . . . . . . . . . . . . . . . . . . . .  28
          6.3  Amendments and Waivers. . . . . . . . . . . . . . .  28
          6.4  Governing Law . . . . . . . . . . . . . . . . . . .  29
          6.5  Jurisdiction; Jury Trial  . . . . . . . . . . . . .  29
          6.6  Counterparts  . . . . . . . . . . . . . . . . . . .  29
          6.7  Descriptive Headings  . . . . . . . . . . . . . . .  29
          6.8  Severability  . . . . . . . . . . . . . . . . . . .  29

     Annex 1   --   Names and Addresses of Purchasers
     Annex 2   --   Holdings of Initial Stockholders

     Exhibit A --   Form of Transferee Undertaking



                           STOCKHOLDERS AGREEMENT

          STOCKHOLDERS AGREEMENT, dated as of April 18, 1997 (as the same may be amended, restated or otherwise modified from time to time, this "AGREEMENT"), among NIAGARA CORPORATION, a Delaware corporation (together with its successors and assigns, the "PARENT"), NIAGARA COLD DRAWN CORP., a Delaware corporation (the "COMPANY"), a wholly-owned subsidiary of the Parent (the Parent and the Company together are referred to herein as the "COMPANIES"), each of the PURCHASERS named on Annex 1 hereto (the "PURCHASERS") and MICHAEL J. SCHARF (together with, following the date the appointment of any of the following is effective, his executors or administrators and any other similar representative of his person or Property and successors and assigns, "MR. SCHARF").

                          PRELIMINARY STATEMENTS:

          A. The Board of Directors has authorized the issuance of 285,715 shares of Common Stock (the "NEW COMMON STOCK").

          B. The Parent, the Company, LaSalle Steel Company, a Delaware corporation, and each of the Purchasers have entered into separate Note and Stock Purchase Agreements, dated as of even date herewith (collectively, as the same may be amended, restated or otherwise modified from time to time, the "NOTE AND STOCK PURCHASE AGREEMENT"), pursuant to which the Company has agreed to issue and sell, and the Purchasers have agreed to purchase, $20,000,000 in aggregate principal amount of the Company's 12.5% Senior Subordinated Notes due April 18, 2005 (the "NOTES"), and the Parent has agreed to issue and sell to the Purchasers, and the Purchasers have agreed to purchase, the New Common Stock, for an aggregate consideration for both the Notes and the New Common Stock of $20,000,000 in cash.

          C. On the Closing Date, the Initial Stockholders are the holders of respective numbers of shares of the issued and outstanding Parent Common Stock, and the other securities directly or indirectly exercisable for or convertible into shares of Parent Common Stock, indicated in Annex 2 to this Agreement.

          D. To induce the Purchasers to enter into the Note and Stock Purchase Agreement and consummate the transactions contemplated therein, the Companies and Mr. Scharf have agreed to enter into this Agreement with the Purchasers and create and define certain rights as among and between themselves as further specified herein.

                                 AGREEMENT:

     1.   TAG-ALONG RIGHTS IN RESPECT OF SALE OF STOCK BY INITIAL
     STOCKHOLDERS.

          1.1 RIGHT TO SELL PROPORTIONATE NUMBER OF SHARES. Mr. Scharf hereby agrees that he will not, nor will he permit any other Initial Stockholder to, sell, at any time after the Tag-Along Trigger Event, all or any portion of the Issuable Shares owned by it unless, as part of such transaction, each holder of Purchaser Shares shall have the right (but not the obligation) to sell a proportionate amount of the Purchaser Shares then held by such holder at the same Imputed Price, on the same terms and to the same purchaser or purchasers (in the case of a private sale) or to the public (in the case of a public sale).

          For purposes of this Section 1, the "PROPORTIONATE AMOUNT" that a holder of Purchaser Shares shall be entitled to sell with respect to any proposed transaction shall be equal to the product (calculated as of the date of such proposed transaction) of:

               (a) the total number of Purchaser Shares then owned by such holder; times

               (b)  the quotient of:

                    (i)  the aggregate number of Issuable Shares
               proposed to be sold in such transaction by the Initial Stockholders; divided by

                    (ii) the aggregate number of Issuable Shares owned
               by the Other Stockholders participating in such sale.

          1.2 NOTICE OF PROPOSED SALE. If the Tag-Along Trigger Event shall have occurred (or will occur or will be deemed to have occurred in connection therewith), Mr. Scharf shall provide to each of the holders of the Purchaser Shares written notice of such intention not less than 45 days prior to the closing of such proposed sale. Such written notice (the "NOTICE OF SALE") shall:

               (a) specify in detail the terms of such proposed sale (including the type of Security proposed to be sold, the Imputed Price and, in the event that any Rights are being sold, the Valuation Agent's calculation of the Imputed Price from the actual purchase price for such Rights),

               (b) state that the Tag-Along Trigger Event has occurred (or will occur or will be deemed to have occurred as a result of such sale),

               (c) state the date on which such proposed sale is to be consummated, and

               (d) designate Mr. Scharf as the party to whom notice of the determination to participate in such proposed sale should be delivered.

          1.3 ELECTION BY HOLDERS. Upon receipt of a Notice of Sale, each holder of Purchaser Shares shall have 20 days to deliver written notice of its election to participate in such sale and the number of Issuable Shares which it elects to sell, which number shall not exceed its proportionate amount.

          1.4 PRO RATA CUTBACK OF NUMBER OF SHARES SOLD. In the event that the Initial Stockholders intending to sell the Issuable Shares (or an underwriter acting on their behalf) shall be unable to sell the aggregate number of shares to be sold by the Other Stockholders participating in such sale and which the holders of the Purchaser Shares have elected to sell pursuant to
     Section 1.1 hereof either because the aggregate amount of such shares exceeds the amount that the purchaser thereof is willing to purchase and/or adversely affects the selling price therefor specified in the Notice of Sale, then the number of Issuable Shares to be sold by the Other Stockholders and such holders of Purchaser Shares electing to sell such Issuable Shares shall be reduced ratably (as between such groups and, with respect to the Purchasers, as among the members of such group) to the extent necessary to reduce the total number of Issuable Shares to be included in such offering to the maximum number which the selling Other Stockholders (or an underwriter acting on their behalf) can sell to such purchaser at such price. Whether or not any such adjustment in the number of Issuable Shares to be sold is required to be made, Mr. Scharf shall give each such holder which has elected to sell Issuable Shares written notice of the number of shares it is permitted to sell pursuant to this Section 1 (after giving effect to the provisions of this Section 1.4) not less than 15 days prior to the date of such sale.

          1.5 CLOSING OF SALE. Each holder of Purchaser Shares electing to participate in a sale described in any Notice of Sale shall deliver to the purchaser specified in such Notice of Sale, against payment of the total purchase price for the Issuable Shares to be purchased (at the price per share specified in such Notice of Sale), on the closing date specified in such Notice of Sale, a certificate or certificates representing the number of Issuable Shares which it has elected to sell (net of any reduction pursuant to Section 1.4), together with appropriate instruments of transfer duly endorsed in blank.

          1.6 EXPENSE OF SALE. All expenses and costs of any sale of Issuable Shares pursuant to this Section 1 (other than the fees of counsel to the holders of Purchaser Shares related to such sale) shall be for the account of and paid by Mr. Scharf; provided, however, that if such sale is being effected pursuant to a registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act, then Mr. Scharf shall not be required to pay any underwriting fees, discounts or commissions attributable to the sale of Purchaser Shares, the fees and expenses of more than one counsel representing the holders of Purchaser Shares or any other selling expenses, discounts or commissions incurred in connection with the sale of Purchaser Shares; and provided, further, that nothing in this
     Section 1.6 or Section 2.4 shall prevent Mr. Scharf from sharing any such cost or expense with any Other Stockholder in any manner agreed to among Mr. Scharf and such Other Stockholders.

          1.7 ELECTION OF RIGHTS. To the extent that any holder of Purchaser Shares has rights under this Section 1 and under
     Section 3, such holder shall elect which rights it desires to exercise hereunder.

          1.8 REMEDY. In the event that Mr. Scharf shall permit any Initial Stockholder to sell, at any time after a Tag-Along Trigger Event, all or any portion of the Issuable Shares it holds without the holders of Purchaser Shares being afforded its rights under this Section 1, then Mr. Scharf agrees that, within 30 days after written demand by any holder of Purchaser Shares, he will purchase any and all Purchaser Shares which such holder had the right to sell in connection with such sale by such Initial Stockholder, in each case, for an aggregate consideration equal to the amount such holder of Purchaser Shares would have realized had such holder been afforded the rights set forth in this
     Section 1.

     2.   DRAG-ALONG RIGHTS.

          2.1 RIGHT TO REQUIRE SALE. If Mr. Scharf shall engage in a Parent Sale on Acceptable Drag-Along Sale Terms (a "DRAG-ALONG SALE"), each holder of Purchaser Shares shall have the obligation, upon the written request of Mr. Scharf, given pursuant to Section 2.2 hereof, to participate in such Drag-Along Sale by selling all, but not less than all, of the Purchaser Shares held by it.

          2.2 NOTICE OF DRAG-ALONG SALE. At least 30 days before the proposed date of any Drag-Along Sale, Mr. Scharf shall provide each holder of Purchaser Shares with written notice thereof.
     Such notice shall set forth:

               (a) the name and address of the proposed transferee in the Drag-Along Sale;

               (b) the identity of each seller participating in such transfer and the number of shares of Parent Common Stock, Rights and other Issuable Shares beneficially owned by such seller;

               (c) the proposed amount and kind of consideration to be paid for shares of Parent Common Stock, Rights and other Issuable Shares to be sold in such Drag-Along Sale and the terms and conditions of payment offered by the proposed transferee;

               (d) the number of outstanding shares of Parent Common Stock at such time; and

               (e) a statement that Mr. Scharf intends to exercise his rights under this Section 2.

          2.3 CONSUMMATION OF DRAG-ALONG SALE. Upon receipt of any such notice required by Section 2.2 hereof, each holder of Purchaser Shares shall become obligated to sell, transfer or dispose of its Purchaser Shares upon the terms and conditions of such Drag-Along Sale so long as:

               (a)  such sale remains on Acceptable Drag-Along Sale
          Terms;

               (b) each Other Stockholder shall simultaneously sell, transfer or dispose of all of its Issuable Shares at an identical Imputed Price and upon terms and conditions which are otherwise identical; and

               (c) such sales are consummated within 90 days (or, in the case of a transaction involving the issuance to the holders of Purchaser Shares and Other Stockholders of Freely Tradeable Securities, 180 days) of the date of such notice.

     So long as the Drag-Along Sale is conducted in compliance with this Section 2, each holder of Purchaser Shares waives any rights it may have, under the Delaware General Corporation Law or otherwise, to appraisal of its Issuable Shares as a dissenting stockholder and agrees to vote in favor of and otherwise consent to such Drag-Along Sale.

          2.4 EXPENSE OF DRAG-ALONG SALE. All expenses and costs of the holders of Purchaser Shares in connection with any Drag-Along Sale (including, without limitation, the reasonable fees and disbursements of counsel to the holders of Purchaser Shares related to such sale), shall be for the account of and paid by Mr. Scharf or the Parent.

          2.5 COORDINATION OF RIGHTS. No holder of Purchaser Shares shall have any obligation under this Section 2 in respect of Purchaser Shares to be sold pursuant to a Registration under
     Section 3 if such holder had given written notice to the Company of its intention to effect such sale pursuant to such Registration not less than five (5) days prior to the date of the receipt by such holder of the notice referred to in Section 2.2.

     3.   REGISTRATION RIGHTS.

          3.1  INCIDENTAL REGISTRATION.

               (a) FILING OF REGISTRATION STATEMENT. If the Parent at any time proposes to register any of its Parent Common Stock (an "INCIDENTAL REGISTRATION") under the Securities Act (other than pursuant to (i) a registration statement on Form S-4 or Form S-8 or any successor forms thereto, in connection with an offer made solely to existing Security holders or employees of the Parent, (ii) a registration of convertible Securities or other Rights, in respect of which the only shares of Parent Common Stock being registered are those issuable upon conversion or exercise of such Rights and (iii) a registration consisting solely of Parent Common Stock issued or issuable upon exercise of the Bridge Warrants), for sale in a Public Offering, it will each such time give prompt written notice to all holders of Registrable Securities of its intention to do so, which notice shall be given to all such holders at least thirty
          (30) Business Days prior to the date that a registration statement relating to such Incidental Registration is proposed to be filed with the SEC. Upon the written request of any such holder to include its shares under such registration statement (which request shall be made within fifteen (15) Business Days after the receipt of any such notice and shall specify the Registrable Securities intended to be disposed of by such holder), the Parent will use its best efforts to effect the registration of all Registrable Securities that the Parent has been so requested to register by such holder; provided, however, that if, at any time after giving written notice of its intention to register any Securities and prior to the effective date of the registration statement filed in connection with such Incidental Registration, the Parent shall determine for any reason not to register such Securities, the Parent may, at its election, give written notice of such determination to each such holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities of such Persons in connection with such Incidental Registration.

               (b) SELECTION OF UNDERWRITERS. Notice of the Parent's intention to register such Securities shall designate the proposed underwriters of such offering (which shall be one or more underwriting firms of recognized standing) and shall contain the Parent's agreement to use its best efforts, if requested to do so, to arrange for such underwriters to include in such underwriting the Registrable Securities that the Parent has been so requested to register pursuant to this Section 3.1, it being understood that the holders of Registrable Securities shall have no right to select different underwriters for the disposition of their Registrable Securities.

               (c) PRIORITY ON INCIDENTAL REGISTRATIONS. If the managing underwriter shall advise the Parent in writing (with a copy to each holder of Registrable Securities requesting sale) that, in such underwriter's opinion, the number of shares of Securities requested to be included in such Incidental Registration exceeds the number that can be sold in such offering within a price range acceptable to the Parent (such writing to state the basis of such opinion and the approximate number of shares of Securities that may be included in such offering without such effect), the Parent will include in such Incidental Registration, to the extent of the number of shares of Securities that the Parent is so advised can be sold in such offering:

                    (i) in the case of any Incidental Registration initiated by the Parent for the purpose of selling
               Securities for its own account:

                         (A)  first, shares that the Parent proposes
                    to issue and sell for its own account; and

                         (B) second, Registrable Securities requested to be sold by the holders of Purchaser Shares pursuant to this Section 3.1 and all Securities proposed to be registered by the Other Stockholders, pro rata among such holders on the basis of the number of Registrable Shares requested to be so registered by such holders; and

                    (ii) in the case of an Incidental Registration
               initiated by any Other Stockholder pursuant to demand or required registration rights in favor of such Other Stockholder (whether or not the right to such a registration exists on the date hereof):

                         (A)  first, Registrable Securities requested
                    to be sold by the Other Stockholders requesting such Registration;

                         (B) second, Registrable Securities requested to be sold by the holders of Purchaser Shares pursuant to this Section 3.1 and all Securities proposed to be registered by the Other Stockholders (other than those referred to in Section 3.1(c)(ii)(A), pro rata among such holders on the basis of the number of Registrable Shares requested to be so registered by such holders; and

                         (C)  third, shares that the Parent proposes
                    to issue and sell for its own account.

          3.2  SHELF REGISTRATION.

               (a) FILING AND EFFECTIVENESS. On or prior to the Shelf Filing Date, the Parent will file a "shelf" registration statement (the "SHELF REGISTRATION") on an appropriate form pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the SEC with respect to dispositions of all of the Registrable Securities in such manner or manners specified by the holders thereof. The Parent agrees to cause the Shelf Registration to be declared effective as promptly as is practicable after such filing (and in any event, prior to the Shelf Effective Date) and agrees to keep the Shelf Registration effective (and to take any and all other actions necessary in order to permit public resale of the Registrable Securities covered by the Shelf Registration) for a period (the "SHELF EFFECTIVE PERIOD") beginning on the date such Shelf Registration shall first be declared effective under the Securities Act and ending upon the earlier to occur of the day following the first day upon which all Registrable Securities may be resold by the holders of Registrable Securities pursuant to Rule 144(k) under the Securities Act (or any successor provision providing a safe harbor for resales without any restrictions as to the manner of sale, number of shares sold or availability of public information by holders of Purchaser Shares who are not Affiliates) and such date as no Registrable Securities shall remain, subject to the terms and conditions set forth in this Agreement. The Parent further agrees, if necessary, to supplement or make amendments to such Shelf Registration, if required by the registration form utilized by the Parent for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act, and the Parent agrees to furnish to the holders of the Registrable Securities covered by the Shelf Registration copies of any such supplement or amendment prior to its being used or filed with the SEC.

               (b) APPROVAL OF SHELF REGISTRATIONS. If the Requisite Holders shall have approved the filing of the Shelf Registration as provided in Section 3.3(a), but any holder of Registrable Securities objects to such filing on the grounds that the disclosure contained in the Shelf Registration contains any misstatement of a material fact or omits to state a fact required to be stated therein or necessary to make the statements therein not misleading, then such holder shall have the right, in its sole discretion, to withdraw from the Shelf Registration. If the Parent receives notice of such withdrawal from any holder wishing to withdraw from the Shelf Registration, then the Parent shall not name such holder in the registration statement or, in the case of withdrawal in connection with any amendment or supplement to a registration statement in which such holder is already named, shall amend such registration statement to delete references to such holder, and to withdraw the Registrable Securities of such holder, from the registration statement. The Shelf Registration shall not be considered effective with respect to any such withdrawing holder.

               (c) SELECTION OF UNDERWRITERS. If any offering pursuant to the Shelf Registration is in the form of an underwritten offering, the underwriters of such offering shall be one or more underwriting firms of recognized standing selected by the Requisite Holders and reasonably acceptable to the Parent. In the event of an underwritten offering pursuant to the Shelf Registration, no securities of the Parent (other than the Registrable Securities) shall be included in any such offering without the prior written consent of all holders of Registrable Securities participating in such offering.

               (d) POTENTIAL MATERIAL EVENTS. Notwithstanding anything to the contrary in this Section 3.2, at any time and from time to time after the first date of effectiveness of the Shelf Registration, the Parent may notify the holders of Registrable Securities in writing of a Potential Material Event. From the time of receipt of such notice to the earliest to occur of:

                    (i) the public disclosure by the Parent of the Potential Material Event;

                    (ii) receipt of written notice from the Parent
               that such Potential Material Event no longer exists;
               and

                    (iii) the date 60 days after the date of the notice of such Potential Material Event;

          the holders of Registrable Securities shall not offer or sell any Registrable Securities pursuant to the Shelf Registration; provided, however, that the Parent may not deliver more than one notice of a Potential Material Event in respect of any one Potential Material Event, and may not deliver any notice of a Potential Material Event for a period of 180 days following the expiration or earlier termination of any other period during which the holders of Registrable Securities may not by virtue of the provisions of this Section 3.2(d) sell or offer to sell Registrable Securities.

          3.3 REGISTRATION PROCEDURES. The Parent will use its best efforts to effect each Registration, and to cooperate with the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and the Parent will as expeditiously as possible:

               (a)  subject, in the case of an Incidental
          Registration, to the proviso to Section 3.1(a), prepare and file with the SEC the registration statement and use its best efforts to cause the Registration to become effective; provided, however, that before filing any registration statement or prospectus or any amendments or supplements thereto, the Parent will furnish to the holders of the Registrable Securities covered by such registration statement, their counsel, and the underwriters, if any, and their counsel, copies of all such documents proposed to be filed at least 10 days prior thereto, which documents will be subject to the reasonable review, within such 10-day period, of such holders, their counsel and the underwriters; and the Parent will not file any registration statement or amendment thereto or any prospectus or any supplement thereto (including such documents incorporated by reference) to which the Requisite Holders shall reasonably object within such 10-day period;

               (b)  subject, in the case of an Incidental
          Registration, to the proviso to Section 3.1(a), prepare and file with the SEC such amendments and post-effective amendments to any registration statement and any prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement; and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

               (c) furnish to each holder of Registrable Securities included in such Registration and the underwriter or underwriters, if any, without charge, at least one signed copy of the registration statement and any post-effective amendment thereto, upon request, and such number of conformed copies thereof and such number of copies of the prospectus (including each preliminary prospectus and each prospectus filed under Rule 424 under the Securities Act), any amendments or supplements thereto and any documents incorporated by reference therein, as such holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities being sold by such holder (it being understood that the Parent consents to the use of the prospectus and any amendment or supplement thereto by each holder of Registrable Securities covered by such registration statement and the underwriter or underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto);

               (d) notify each holder of the Registrable Securities of any stop order or other order suspending the effectiveness of any registration statement, issued or threatened by the SEC in connection therewith, and take all reasonable actions required to prevent the entry of such stop order or to remove it or obtain withdrawal of it at the earliest possible moment if entered;

               (e) if requested by the managing underwriter or underwriters, if any, or any holder of Registrable Securities in connection with any sale pursuant to a registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to such underwriting as the managing underwriter or underwriters, if any, or such holder reasonably requests to be included therein; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

               (f) on or prior to the date on which a Registration is declared effective, use its best efforts to register or qualify, and cooperate with the holders of Registrable Securities included in such Registration, the underwriter or underwriters, if any, and their counsel, in connection with the registration or qualification of the Registrable Securities covered by such Registration for offer and sale under the securities or "blue sky" laws of each state and other jurisdiction of the United States as any such holder or the managing underwriter, if any, reasonably requests in writing; use its best efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, during the period such registration statement is required to be kept effective; and do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions reasonably requested of the Registrable Securities covered by such Registration; provided, however, that the Parent will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

               (g) in connection with any sale pursuant to a Registration, cooperate with the holders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Securities to be sold under such Registration, and enable such Securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or such holders may request;

               (h) use its best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities within the United States and having jurisdiction over the Parent, the Company or any other Subsidiary as may reasonably be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Securities;

               (i) enter into such agreements (including underwriting agreements in customary form) and take such other actions as the Requisite Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

               (j)  use its best efforts to obtain:

                    (i)  at the time of effectiveness of each
               Registration, a "comfort letter" from the Parent's independent certified public accountants covering such matters of the type customarily covered by "cold comfort letters" as the Requisite Holders and the underwriters reasonably request; and

                    (ii) at the time of any underwritten sale pursuant
               to the registration statement, a "bring-down comfort letter," dated as of the date of such sale, from the Parent's independent certified public accountants covering such matters of the type customarily covered by comfort letters as the Requisite Holders and the underwriters reasonably request;

               (k) use its best efforts to obtain, at the time of effectiveness of each Registration and at the time of any sale pursuant to each Registration, an opinion or opinions, favorable to the Requisite Holders in form and scope, from counsel for the Parent in customary form;

               (l) notify each seller of Registrable Securities covered by such Registration, upon discovery that, or upon the happening of any event as a result of which, any prospectus included in such Registration, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly prepare, file with the SEC and furnish to such seller or holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers or prospective purchasers of such Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made;

               (m) otherwise comply with all applicable rules and regulations of the SEC, and make generally available to its security holders (as contemplated by section 11(a) under the Securities Act) an earnings statement satisfying the provisions of Rule 158 under the Securities Act no later than 90 days after the end of the 12-month period beginning with the first month of the Parent's first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover said 12-month period;

               (n) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by each Registration from and after a date not later than the effective date of such Registration; and

               (o) use its best efforts to cause all Registrable Securities covered by each Registration to be listed subject to notice of issuance, prior to the date of first sale of such Registrable Securities pursuant to such Registration, on each securities exchange on which the Parent Common Stock is then listed; and, if the Parent Common Stock is not so listed, to use its best efforts to cause all Registrable Securities covered by each Registration to be designated as National Market System Securities, if the Parent Common Stock is so designated (and, if the Parent Common Stock is listed on the NASDAQ National Market or the NASDAQ SmallCap Market, to cause all Registrable Securities to be so listed); and, if the Parent Common Stock is not so designated, to arrange for at least two market makers to register with the NASD as such with respect to such Registrable Securities.

     The Parent may require each holder of Registrable Securities that will be included in such Registration to furnish the Parent with such information in respect of such holder of its Registrable Securities that will be included in such Registration as the Parent may reasonably request in writing and as is required by applicable laws or regulations.

          3.4  REASONABLE INVESTIGATION.  The Parent shall:

               (a) give the holders of Registrable Securities, their underwriters, if any, and their respective counsel and accountants the opportunity to participate in the preparation of the registration statement, each prospectus included therein or filed with the SEC and each amendment thereof or supplement thereto;

               (b) give each such holder and underwriter reasonable opportunities to discuss the business of the Parent with its officers, counsel and the independent public accountants who have certified its financial statements;

               (c) make available for inspection by any holder of Registrable Securities included in any Registration, any underwriter participating in any disposition pursuant to any Registration, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Parent; and

               (d) cause the Parent's officers, directors and employees to supply all information reasonably requested by any such Person in connection each Registration;

     in each such case, as shall be reasonably necessary, in the opinion of such holder or such underwriter, to enable it to conduct a "reasonable investigation" within the meaning of section 11(b)(3) of the Securities Act and to satisfy the requirement of reasonable care imposed by section 12(a)(2) of the Securities Act.

          3.5  REGISTRATION EXPENSES.  The Parent will pay all
     Registration Expenses incurred in connection with each Registration, including, without limitation, any such Registration not effected by the Parent.

          3.6  INDEMNIFICATION; CONTRIBUTION.

               (a) INDEMNIFICATION BY THE PARENT. The Parent shall indemnify, to the fullest extent permitted by law, each holder of Registrable Securities, its officers, directors and agents, if any, and each Person, if any, who controls such holder within the meaning of section 15 of the Securities Act, against all losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses (under the Securities Act or common law or otherwise), joint or several, resulting from any violation by the Parent of the provisions of the Securities Act or any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (and as amended or supplemented if amended or supplemented) or any preliminary prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, except to the extent that such losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses are caused by any untrue statement or alleged untrue statement contained in or by any omission or alleged omission from information concerning any holder, or as to such holder's plan of distribution with respect to such holder's Registrable Securities, in each case furnished in writing to the Parent by such holder expressly for use therein. If the offering pursuant to any registration statement provided for under this Section 3 is made through underwriters, no action or failure to act on the part of such underwriters (whether or not such underwriter is an affiliate of any holder of Registrable Securities) shall affect the obligations of the Parent to indemnify any holder of Registrable Securities or any other Person pursuant to the preceding sentence. If the offering pursuant to any registration statement provided for under this Section 3 is made through underwriters, the Parent agrees, to the extent required by such underwriters, to enter into an underwriting or other agreement providing for indemnity of such underwriters, their officers, directors and agents, if any, and each Person, if any, who controls such underwriters within the meaning of section 15 of the Securities Act to the same extent as hereinbefore provided with respect to the indemnification of the holders of Registrable Securities; provided that the Parent shall not be required to indemnify any such underwriter, or any officer or director of such underwriter or any Person who controls such underwriter within the meaning of section 15 of the Securities Act, to the extent that the loss, claim, damage, liability (or proceedings in respect thereof) or expense for which indemnification is claimed results from such underwriter's failure to send or give a copy of an amended or supplemented final prospectus to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such amended or supplemented final prospectus prior to such written confirmation and the underwriter was provided with such amended or supplemented final prospectus.

               (b) INDEMNIFICATION BY THE HOLDERS. In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder, severally and not jointly, shall indemnify, to the fullest extent permitted by law, the Parent, each underwriter (if the underwriter so requires) and their respective officers, directors and agents, if any, and each Person, if any, who controls the Parent or such underwriter within the meaning of section 15 of the Securities Act, against any losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses resulting from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein (in the case of any prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement is contained in or such omission is from information so concerning a holder, or as to such holder's plan of distribution with respect to such holder's Registrable Securities, in either case furnished in writing by such holder expressly for use therein; provided, however, that such holder's obligations hereunder shall be limited to an amount equal to the proceeds to such holder of the Registrable Securities sold pursuant to such registration statement.

               (c) CONTROL OF DEFENSE. Any Person entitled to indemnification under the provisions of this Section 3.6 shall give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, permit such indemnifying party to assume the defense of such claim, with counsel reasonably satisfactory to the indemnified party; and if such defense is so assumed, such indemnifying party shall not enter into any settlement without the consent of the indemnified party if such settlement attributes liability to the indemnified party and such indemnifying party shall not be subject to any liability for any settlement made without its consent (which shall not be unreasonably withheld); and any underwriting agreement entered into with respect to any registration statement provided for under this Section 3 shall so provide. In the event an indemnifying party shall not be entitled, or elects not, to assume the defense of a claim, such indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified by such indemnifying party in respect of such claim, unless in the reasonable judgment of any such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties in respect to such claim.

               (d) CONTRIBUTION. If for any reason the foregoing indemnity is unavailable, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses:

                    (i)  in such proportion as is appropriate to
               reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other; or

                    (ii) if the allocation provided by clause (i)
               above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations.

          Notwithstanding the foregoing, no holder of Registrable Securities shall be required to contribute any amount in excess of the amount such holder would have been required to pay to an indemnified party if the indemnity under Section 3.6(b) hereof was available. No Person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligation of any Person to contribute pursuant to this Section 3.6 shall be several and not joint.

               (e) TIMING OF PAYMENTS. An indemnifying party shall make payments of all amounts required to be made pursuant to the foregoing provisions of this Section 3.6 to or for the account of the indemnified party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due or payable.

               (f) SURVIVAL. The indemnity and contribution agreements contained in this Section 3.6 shall remain in full force and effect regardless of any investigation made by or on behalf of a participating holder of Registrable Securities, its officers, directors, agents or any Person, if any, who controls such holder as aforesaid, and shall survive the transfer of such Securities by such holder.

          3.7  HOLDBACK AGREEMENTS; REGISTRATION RIGHTS TO OTHERS.

               (a) In connection with each underwritten sale of Registrable Securities, the Parent agrees, and each holder of Registrable Securities by acquisition of such Registrable Securities agrees, to enter into customary holdback agreements concerning sale or distribution of Registrable Securities and other equity Securities of the Parent, except, in the case of any holder of Registrable Securities, to the extent that such holder is prohibited by applicable law or exercise of fiduciary duties from agreeing to withhold Registrable Securities from sale or is acting in its capacity as a fiduciary or investment adviser. Without limiting the scope of the term "fiduciary," a holder shall be deemed to be acting as a fiduciary or an investment adviser if its actions or the Registrable Securities proposed to be sold are subject to the Employee Retirement Income Security Act of 1974, as amended, or the Investment Company Act of 1940, as amended, or if such Registrable Securities are held in a separate account under applicable insurance law or regulation.

               (b) If the Parent shall at any time after the date hereof provide to any holder of any Securities of the Parent rights with respect to the registration of such Securities under the Securities Act:

                    (i) such rights shall not be in conflict with or adversely affect any of the rights provided in this
               Section 3 to the holders of Registrable Securities; and

                    (ii) if such rights are provided on terms or
               conditions more favorable to such holder than the terms and conditions provided in this Section 3, the Parent will provide (by way of amendment to this Section 3 or otherwise) such more favorable terms or conditions to the holders of Registrable Securities.

          3.8 AVAILABILITY OF INFORMATION. The Parent will comply with the reporting requirements of sections 13 and 15(d) of the Exchange Act (whether or not it shall be required to do so pursuant to such Sections) and will comply with all other public information reporting requirements of the SEC from time to time in effect. In addition, the Parent shall file such reports and information, and shall make available to the public and to the holders of Purchaser Shares such information, as shall be necessary to permit such holders to offer and sell Registrable Shares pursuant to the provisions of Rules 144 and 144A promulgated under the Securities Act. The Parent will also cooperate with each such holder in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of an exemption from the registration provisions of the Securities Act in connection with the sale of any Issuable Shares. The Parent will furnish to each such holder, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Parent to its stockholders, and copies of all regular and periodic reports and all registration statements and prospectuses filed by the Parent with any securities exchange or with the SEC.

     4.   CERTAIN RESTRICTIONS ON TRANSFER AND OTHER AGREEMENTS.

          4.1 RESTRICTIONS ON TRANSFER TO TRANSFEREES. No party hereto shall sell, assign, transfer or otherwise dispose of any Issuable Shares held by such party to any transferee under any circumstance, and the Parent shall neither issue nor sell any additional Issuable Shares to any such transferee, unless such transferee shall have assumed in writing all of the obligations of its transferor imposed by this Agreement and shall have agreed to be bound by each of the terms and provisions of this Agreement to which such transferor was bound, pursuant to an undertaking substantially in the form set forth as Exhibit A hereto.

          4.2 COOPERATION BY THE PARENT. The Parent shall refuse to register any transfer of any Issuable Shares held by any party to this Agreement to any transferee unless the Parent shall have received from the prospective transferee a written agreement to be bound by the provisions of this Agreement as required by
     Section 4.1 hereof, and such other evidence as the Parent may reasonably require to establish compliance with such Section 4.1. The Parent shall be protected in, and shall have no liability to any Other Stockholder for, and no such holder shall assert any claim against the Parent for, failing to register any transfer of any Issuable Shares in an effort to comply with the provisions of this Agreement, unless such refusal to transfer is made in bad faith.

          The Parent shall refuse to register any transfer by an Initial Stockholder unless it has received evidence reasonably satisfactory to it that Mr. Scharf has complied with the provisions of Section 1 with respect to such transfer.

          4.3 LEGENDING OF CERTIFICATES. Each certificate representing any Issuable Shares shall bear the following legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT, DATED AS OF APRIL 18, 1997, THE PROVISIONS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE. SUCH STOCKHOLDERS AGREEMENT PROVIDES, AMONG OTHER THINGS, THAT THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED TO ANY PERSON WHO HAS NOT EXPRESSLY ASSUMED THE OBLIGATIONS OF SUCH AGREEMENT AND CONTAINS, AMONG OTHER PROVISIONS, PROVISIONS WHICH LIMIT THE TRANSFER OF THIS SECURITY.
          A COPY OF SUCH STOCKHOLDERS AGREEMENT IS AVAILABLE FROM THE PARENT UPON REQUEST."

          4.4 SECURITIES ACT RESTRICTIONS; LEGEND. The Parent shall not register any transfer of Issuable Shares held by a party hereto if it has reason to believe that such transfer is being requested in violation of the registration requirements of section 5 of the Securities Act. Except as otherwise permitted by this Agreement, each certificate representing an Issuable Share held by a party hereto shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD EXCEPT IN A TRANSACTION REGISTERED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT."

          4.5  TERMINATION OF VARIOUS PROVISIONS OF THIS AGREEMENT.

               (a) WITH RESPECT TO SHARES SOLD IN A PUBLIC OFFERING. Each and all of the provisions of this Section 4 shall terminate immediately as to any Issuable Shares held by a party hereto (but this Section 4 shall remain in force with respect to any other such Issuable Shares):

                    (i)  when such Issuable Shares have been
               effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such Issuable Shares; or

                    (ii) when they shall have been distributed to the
               public pursuant to Rule 144 (or any successor provision) under the Securities Act; or

                    (iii) when they shall have been otherwise transferred and subsequent disposition of them shall not require registration or qualification under the Securities Act or any similar state law then in force.

          Whenever such restrictions shall terminate as to any such Issuable Shares, the holder thereof shall be entitled to receive from the Parent, without expenses (other than transfer taxes, if any), new Issuable Shares of like tenor not bearing the applicable legends set forth in Section 4.3 or Section 4.4 hereof.

               (b) TAG-ALONG RIGHTS. The provisions of Section 1 of this Agreement shall terminate immediately with respect to Purchaser Shares sold in any sale pursuant to Section 1 or
          Section 3 of this Agreement or when they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act.

               (c) DRAG-ALONG OBLIGATIONS. The provisions of Section 2 of this Agreement shall terminate immediately with respect to Purchaser Shares sold (but the provisions of Section 2 of this Agreement shall remain in force with respect to any remaining Purchaser Shares not so sold) in any sale pursuant to Section 3 of this Agreement or when they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act.

               (d) UPON DRAG-ALONG SALE. Each and all of the provisions of this Agreement shall terminate immediately as to all Issuable Shares upon the consummation in full of any Drag-Along Sale.

          4.6 PARENT ACTIVITIES AND CHANGES IN CAPITAL STRUCTURE. The Parent shall not, without the written consent of the holders of at least 80% of the Purchaser Shares:

               (a) fail to own at any time 100% of the issued and outstanding capital stock of the Company;

               (b) amend the Charter so as to change or modify the rights or preferences of, or terms or provisions applicable to, the Parent Common Stock; or

               (c) create or authorize any issue of capital stock, or any class thereof (other than the creation, authorization and issuance of Parent Common Stock and other than the creation, authorization and issuance of Preferred Stock limited to payment of a fixed amount, and not otherwise entitled to participate in any distribution of any proceeds, in connection with any liquidation, dissolution, merger, consolidation or sale of all or substantially all Property of the Parent or any Parent Sale) not authorized in the Charter as in effect on the date hereof.

          4.7  COMPENSATION, ETC.

               (a) RIGHTS, ETC. The Parent will not at any time issue or grant, or allow to be issued or granted, any Rights to any employee of the Parent or any employee of any Subsidiary of the Parent,

                    (i)  for cash consideration (including the
               conversion or exercise price with respect to such Rights) received by the Parent (or to be received by the Parent upon such conversion or exercise) less than the Closing Price (on the trading day immediately prior to the date of such issuance or grant per share) of Parent Common Stock into which such Rights are convertible or exercisable, or

                    (ii) if, after giving effect to such issuance or
               grant, the aggregate number of Rights issued or granted to such employee since the date of organization of the Parent would exceed one-third of all Rights issued or granted to all employees of the Parent and its Subsidiaries since such date or organization (excluding, in each case, all Rights that shall have terminated or expired without being converted or exercised; the numbers of Rights issued or granted to any employee shall, for purposes of this clause
               (a)(ii), be measured by the number of shares of Parent Common Stock into which such Rights are convertible or exercisable).

               (b) CASH COMPENSATION, ETC. The Parent will not at any time permit the compensation paid in the form of cash or cash equivalents to any employee of the Parent, or any employee of any Subsidiary of the Parent, during any Fiscal Year to exceed the greater of

                    (i)  $500,000, or

                    (ii) 5% of Consolidated EBITDA for the immediately
               preceding Fiscal Year.

               (c)  COMPENSATION LIMIT TERMINATION EVENT.
          Notwithstanding anything else in this Section 4.7, the provisions of this Section 4.7 shall terminate immediately upon the occurrence of any Compensation Limit Termination Event.

     5.   DEFINED TERMS.

          As used herein, the following terms have the respective meanings set forth below or set forth in the paragraph, preliminary statement or Section hereof following such term:

          ACCEPTABLE DRAG-ALONG SALE TERMS -- means, with respect to any sale of all Issuable Shares held by the Other Stockholders, the following terms:

               (a) the sale by the holders of Purchaser Shares shall be for the same Imputed Price, on the same terms and conditions and for the same type and amount of consideration (on a per share basis) as is to be received in the proposed sale by the Other Stockholders; provided, however, that if any Other Stockholder shall be entitled to receive from the purchaser of all Issuable Shares an imputed price greater than its pro rata share thereof (based upon the aggregate number of Issuable Shares), then the holders of Purchaser Shares shall be entitled to receive an Imputed Price per share not less than the highest consideration per share paid to any Other Stockholder in connection with such sale;

               (b) the consideration to be paid to the holders of Purchaser Shares in connection with such sale consists solely of cash, Freely Tradeable Securities or cash and Freely Tradeable Securities;

               (c) each holder of Purchaser Shares shall have received an opinion, addressed to such holder or stating that such holder is entitled to rely thereon, of a Valuation Agent stating that the per share consideration to be paid to the holders of Purchaser Shares is fair from a financial point of view;

               (d) if any consideration consists of Freely Tradeable Securities, each holder of Purchaser Shares shall have received an opinion, addressed to such holder or stating that such holder is entitled to rely thereon, of a firm of nationally recognized securities counsel reasonably acceptable to the Required Holders to the effect that each such holder may immediately resell any and all such Freely Tradeable Securities pursuant to a valid exemption under the Securities Act (provided, however, that such counsel need express no opinion as to restrictions on such a resale that might arise under Rule 145 under the Securities Act or any successor provision that imposes substantially similar restrictions); and

               (e) no holder of Purchaser Shares shall be required to make any representations or warranties except as to its title to and authority to convey the shares of Parent Common Stock to be sold by it in connection with such sale.

          AFFILIATE -- means, at any time, a Person (other than a Subsidiary or a Purchaser):

               (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Parent;

               (b) that beneficially owns or holds 10% or more of any class of the Voting Stock of the Parent; or

               (c) 10% or more of the Voting Stock (or in the case of a Person that is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by the Parent, the Company or another Subsidiary;

     at such time.

     As used in this definition,

               Control -- means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          AGREEMENT -- is defined in the introductory paragraph.

          BOARD OF DIRECTORS -- means the board of directors of the Parent or any committee thereof that, in the instance, shall have the lawful power to exercise the power and authority of such board of directors.

          BRIDGE WARRANTS -- means the 300,000 bridge warrants described in section 3.3.6 of the Warrant Agreement made as of August 13, 1993 between the Parent and Continental Stock Transfer & Trust Company, as warrant agent thereunder.

          BUSINESS DAY -- means a day other than a Saturday, a Sunday or a day on which banks in the State of New York are required or permitted by law (other than a general banking moratorium or holiday for a period exceeding four consecutive days) to be closed.

          CHARTER -- means the certificate of incorporation of the Parent from time to time in effect and on file with the Secretary of the State of Delaware.

          CLOSING DATE -- means April 18, 1997.

          CLOSING EQUITY MARKET CAPITALIZATION -- means, for any trading day, the sum of:

               (a)  the product of (i) the Closing Price multiplied by
          (ii) the aggregate number of shares of Parent Common Stock then outstanding (excluding any such shares then held directly or indirectly by the Parent or any Subsidiary), plus

               (b) the product of (i) the excess, if any, of the Closing Price over the price at which the Existing Warrants are then exercisable (if there is no such excess, or if such excess would be a negative number, or if the Existing Warrants are no longer exercisable, then the amount referred to in this clause (b) shall be deemed to be $0), multiplied by (ii) the aggregate number of Existing Warrants then outstanding (excluding any such warrants then held directly or indirectly by the Parent or any Subsidiary).

          CLOSING PRICE -- means, on any date with respect to any share of Parent Common Stock:

               (a) the last sale price, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the principal national securities exchange on which any Parent Common Stock is then listed or admitted to trading; and

               (b) if no Parent Common Stock is then listed or admitted to trading on any national securities exchange, but is listed on the NASDAQ National Market or the NASDAQ SmallCap Market, as the case may be, the last trading price of any Parent Common Stock on such date as reported by NASDAQ, or if there shall have been no trading on such date, the average of the reported closing bid and asked prices on such date as shown by NASDAQ.

          COMPANIES -- is defined in the introductory paragraph.

          COMPANY -- is defined in the introductory paragraph.

          COMPENSATION LIMIT TERMINATION EVENT -- means the occurrence at any time of any one or more of the following events or conditions:

               (a) Consolidated EBITDA (as such term is defined in the Note and Stock Purchase Agreements) for the period of 12 consecutive months most recently ended at such time shall have exceeded $30,000,000;

               (b) $16,000,000 or more in aggregate principal amount of the Notes shall have been paid to the holders thereof;

               (c) a 1993 Warrant Call Option Event (as such term is defined in the Note and Stock Purchase Agreements) shall have occurred and the Company shall have satisfied in full all of its prepayment obligations pursuant to Sections 4.4(b) of the Note and Stock Purchase Agreements following such occurrence;

               (d) pursuant to Section 4.5 of this Agreement, the provisions of one or more of Sections 1, 2 and 4 shall have terminated with respect to 58% or more of the number of Purchaser Shares issued on the Closing Date; or

               (e) if Parent Common Stock is then listed or admitted to trading on a national securities exchange in the United States, or if Parent Common Stock is then listed on the NASDAQ National Market or the NASDAQ SmallCap Market, the Closing Equity Market Capitalization shall have been more than $45,000,000 for five consecutive trading days.

          DRAG-ALONG SALE -- is defined in Section 2.1.

          EXCHANGE ACT -- means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

          EXCLUDED RIGHTS -- means and includes all Rights issued to employees of the Parent or the Company as compensation or pursuant to any incentive stock option or similar employee benefit plan, so long as:

               (a) after giving effect to the issuance of such Rights, the aggregate number of Issuable Shares issuable upon the exercise of all Rights so issued since the Closing Date and then remaining outstanding does not exceed 5% of the number of shares of Parent Common Stock outstanding on a fully-diluted basis; and

               (b) no other holder of any Rights or any Securities convertible or exchangeable into, shares of Parent Common Stock or any other Securities of the Parent, shall have the right to any preemptive, subscription or similar rights in respect of such issuance.

          EXISTING WARRANTS -- means the Redeemable Common Stock
     Purchase Warrants issued pursuant to the Warrant Agreement made as of August 13, 1993 between the Parent and Continental Stock Transfer & Trust Company, as warrant agent thereunder.

               FAIR VALUE -- means, with respect to any share of Parent Common Stock, the quotient of:

                    (a) the fair salable value of the Parent, as a going concern, giving effect to all Property thereof and subject to all liabilities thereof, that would be realized in an arm's length sale between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively, as of a date that is within 15 days of the date as of which the determination is to be made, determined by the Valuation Agent, such determination to be made without regard to the absence of a liquid or ready market for such Parent Common Stock; divided by

                    (b) the total number of shares of Parent Common Stock outstanding at such time.

               FREELY TRADEABLE SECURITIES -- means Securities:

                    (a)  that are of a class:

                         (i) of Securities issued or fully guaranteed by the United States of America or any agency thereof and entitled to the full faith and credit of the United States of America, for which price quotations are routinely quoted and for which, in the opinion of the Required Holders, there is a ready liquid market; or

                         (ii) both registered pursuant to either section
                    12(b) or section 12(g) of the Exchange Act and either listed on a national securities exchange or on the NASDAQ National Market; and

                    (b) which may be resold immediately in the public markets by each and every holder of Purchaser Shares without requirement of further registration under the Securities Act.

               IMPUTED PRICE -- means:

                    (a) in the case of a sale of Parent Common Stock, the price per share paid for such Parent Common Stock; and

                    (b) in the case of a sale of Rights, the assumed price per underlying share of Parent Common Stock, as determined by a Valuation Agent in accordance with generally accepted financial practice, which would yield the actual purchase price to be paid for such Rights.

               INCIDENTAL REGISTRATION   in defined in Section 3.1.

               INITIAL STOCKHOLDERS -- means and includes:

                    (a) Mr. Scharf, his wife, his children and his grandchildren;

                    (b) the estate of, following the date the appointment of any of the following is effective, the executors or administrators and any other similar representative of the person or Property of any of the Persons named in clause
               (a);

                    (c) any trusts for the benefit of any, all or any group of the foregoing persons;

                    (d) any partnerships all the partners of which, and all corporations, limited liability companies or similar Persons all of the equity interests in which, are owned solely by the foregoing Persons, or any of them or any group of them; and

                    (e)  their respective successors and assigns.

               ISSUABLE SHARE -- means and includes at any time,

                    (a)  a share of issued and outstanding Parent Common
               Stock; and

                    (b) a Right, and (without duplication) all shares of Parent Common Stock issuable upon exercise of such Right, in each case at such time.

          For purposes of this definition, a Right to acquire one share of Parent Common Stock shall constitute one Issuable Share, and a Person shall be deemed to own an Issuable Share if such Person has a Right to acquire such share whether or not such Right is exercisable at such time.

               MARKET PRICE -- means, per share of Parent Common Stock, as of any date of determination, the arithmetic mean of the daily Closing Prices for the 20 consecutive trading days before such date of determination; provided that if no Parent Common Stock is then either listed or admitted to trading on any national securities exchange, the NASDAQ National Market or the NASDAQ SmallCap Market, then "MARKET PRICE" means the Fair Value of one share of Parent Common Stock, as determined by the Valuation Agent as of the date of determination.

               NATIONAL MARKET SYSTEM SECURITY -- has the meaning ascribed thereto in Rule 11Aa2-1 under the Exchange Act.

               NASD -- means the National Association of Securities
          Dealers, Inc.

               NASDAQ -- means the NASDAQ Stock Market, Inc., a subsidiary of the NASD.

               NASDAQ NATIONAL MARKET -- has the meaning ascribed thereto in Rule 4200(r) of the NASDAQ.

               NASDAQ SMALLCAP MARKET -- has the meaning ascribed thereto in Rule 4200(t) of the NASDAQ.

               NEW COMMON STOCK -- is defined in Preliminary Statement A.

               NOTE AND STOCK PURCHASE AGREEMENT -- is defined in
          Preliminary Statement B.

               NOTES -- is defined in Preliminary Statement B.

               NOTICE OF SALE -- is defined in Section 1.2.

               OTHER STOCKHOLDERS -- means and includes the Initial Stockholders and all other holders of the Parent Common Stock other than:

                    (a) holders who are not Affiliates and who hold no shares of Parent Common Stock which are "restricted securities" (as such term is defined in Rule 144(a)(1) under the Securities Act); and

                    (b)  holders of Purchaser Shares.

               PARENT -- is defined in the introductory paragraph.

               PARENT COMMON STOCK -- means the Common Stock, par value $.001 per share, of the Parent.

               PARENT GUARANTY AGREEMENT -- means the Guaranty Agreement, dated as of the date hereof, entered into by the Parent in favor of the Purchasers.

               PARENT SALE -- means a transfer, sale or other disposition of, or the execution and delivery by Mr. Scharf of a binding agreement to transfer, sell or otherwise dispose of, directly or indirectly, all of the Issuable Shares owned by the Other Stockholders to a Person other than the Parent, the Company or any Affiliate or Subsidiary.

               PERMITTED ISSUABLE SHARES AMOUNT -- means that number of Issuable Shares (appropriately adjusted for any reclassification (by combination, subdivision or otherwise) or dividend payable in Parent Common Stock or Rights) equal to 25% of the Issuable Shares beneficially owned by the Initial Stockholders, taken as a group, on the Closing Date (as indicated in Annex 2 hereto).

               PERSON -- means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, or a government or agency or political subdivision thereof.

               POTENTIAL MATERIAL EVENT -- means and includes the following:

                    (a) the possession by the Parent of material non-public information not ripe for disclosure in a registration statement; or

                    (b) any material engagement or activity by the Parent which would, in the good faith determination of the Board of Directors, be adversely affected by disclosure in a registration statement at such time.

               PREFERRED STOCK -- means and includes the Preferred Stock, par value $.001 per share of the Parent, and all other capital stock of the Parent of any class which is preferred, as to payment of dividends, payment upon a liquidation or dissolution of the Parent or both, over the Parent Common Stock.

               PROPERTY -- means any and all interests in any kind of property of asset whatsoever, whether real, personal or mixed and whether tangible or intangible.

               PUBLIC OFFERING -- shall mean, with respect to any Issuable Shares, any sale in a transaction either registered under, or requiring registration under, section 5 of the Securities Act.

               PURCHASERS -- is defined in the introductory paragraph.

               PURCHASER SHARES -- means the shares of Parent Common Stock issued to the Purchasers pursuant to the terms of the Note and Stock Purchase Agreement on the Closing Date.

               REGISTRABLE SECURITIES -- means, at any time, any Purchaser Shares, provided that as to any particular Registrable Securities once issued, such Securities shall cease to be Registrable
          Securities:

                    (a) when a registration statement with respect to the sale of such Securities shall have become effective under the Securities Act and such Securities shall have been disposed of in accordance with such registration statement;

                    (b) when they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act;

                    (c) when they shall have been otherwise transferred and subsequent disposition of them shall not require registration or qualification under the Securities Act or any similar state law then in force; or

                    (d)  when they shall have ceased to be outstanding.

               REGISTRATION -- means and includes the Shelf Registration and each registration of Parent Common Stock in respect of the which the holders of Purchaser Shares have the right to participate under Section 3.1.

               REGISTRATION EXPENSES -- means all expenses incident to the Parent's performance of or compliance with compliance with
          Section 3.1 through Section 3.4 inclusive, including, without limitation:

                    (a)  all registration and filing fees;

                    (b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities);

                    (c) expenses of printing certificates for the Registrable Securities in a form eligible for deposit with Depositary Trust Company;

                    (d)  messenger and delivery expenses;

                    (e) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties);

                    (f) fees and disbursements of counsel for the Parent and its independent certified public accountants (including the expenses of any management review, cold comfort letters or any special audits required by or incident to such performance and compliance);

                    (g) securities acts liability insurance (if the Parent elects to obtain such insurance);

                    (h) the reasonable fees and expenses of any special experts retained by the Parent in connection with such Registration;

                    (i) fees and expenses of other Persons retained by the Parent; and

                    (j) fees and expenses of Hebb & Gitlin, a Professional Corporation, or such other counsel for holders of Registrable Securities, selected by the Requisite Holders;

          but not including any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities or fees and expenses of more than one counsel representing the holders of Registrable Securities or any other selling expenses, discounts or commissions incurred in connection with the sale of Registrable Securities.

               REQUIRED HOLDERS -- means, at any time, the holders (other than the Parent, the Company or any Affiliate or other
          Subsidiary) of at least 51% of the Purchaser Shares at such time (excluding any Purchaser Shares held directly or indirectly by the Parent, the Company or any other Subsidiary).

               REQUISITE HOLDERS -- means, with respect to any Registration or proposed Registration of Registrable Securities pursuant to
          Section 3 hereof, any holder or holders (other than the Parent, the Company or any Affiliate or any other Subsidiary) holding at least 51% of the shares of Registrable Securities (excluding any shares of Registrable Securities directly or indirectly held by the Parent, the Company or any Affiliate or other Subsidiary) to be so registered.

               RIGHT -- means and includes any warrant (including, without limitation, any Existing Warrant), option or other right, to acquire Parent Common Stock and including, without limitation, any right pursuant to the provisions of any Security convertible or exchangeable into Parent Common Stock.

               SCHARF, MR. -- is defined in the introductory paragraph.

               SEC -- means, at any time, the Securities and Exchange Commission or any other federal agency at such time administering the Securities Act.

               SECURITIES ACT -- means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

               SECURITY -- means "security" as defined by section 2(1) of the Securities Act.

               SENIOR CREDIT AGREEMENT -- is defined in the Note and Stock Purchase Agreement.

               SHELF EFFECTIVE DATE -- means December 31, 1997.

               SHELF EFFECTIVE PERIOD -- is defined in Section 3.2(a).

               SHELF FILING DATE -- means August 15, 1997.

               SHELF REGISTRATION -- is defined in Section 3.2(a).

               SUBSIDIARY -- means, as to any Person, any corporation in which such Person or one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person owns sufficient voting securities to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such corporation. The term "SUBSIDIARY," as used herein without reference to any Person, shall mean a Subsidiary of the Parent.

               TAG-ALONG TRIGGER EVENT -- shall been deemed to have occurred at any time when the Initial Stockholders, taken as a group (and without giving effect to sales, transfers or other dispositions of Issuable Shares by any Initial Stockholder to any other Initial Stockholder), shall have sold, transferred or otherwise disposed of a number of Issuable Shares which (after giving effect to all prior or contemporaneous transfers, dispositions, purchases and acquisitions) is more than the Permitted Issuable Shares Amount in any sale, transfer or disposal (or series of sales, transfers or disposals (whether related or not)) after the Closing Date, provided that in connection with any sale, transfer or other disposal if:

                    (a) immediately prior thereto, the aggregate amount of Issuable Shares so sold, transferred or otherwise disposed of by the Initial Stockholders since the Closing Date is less than the Permitted Issuable Shares Amount, and

                    (b) any of the Initial Stockholders sell Issuable Shares in such transaction that, together with all other Issuable Shares sold, transferred or otherwise disposed of by the Initial Stockholders since the Closing Date, equal or exceed the Permitted Issuable Shares Amount, then, for the purposes of this Agreement, the "TAG-ALONG TRIGGER EVENT" shall be deemed to have occurred immediately prior to such sale, transfer or other disposal.

               VALUATION AGENT -- means a firm of independent certified public accountants, an investment banking firm or a securities rating service (which firm or service shall own no Securities of, and shall not be an Affiliate, Subsidiary or a related Person of, the Parent) of recognized national standing retained by the Parent and reasonably acceptable to the Required Holders.

               VOTING STOCK -- means, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          6.   MISCELLANEOUS.

               6.1 WARRANTIES AND REPRESENTATIONS IN NOTE AND STOCK PURCHASE AGREEMENT. Mr. Scharf hereby warrants and represents to the Purchasers that each of the warranties and representations of the Companies contained in the Note and Stock Purchase Agreement are true and correct as of the Closing Date.

               6.2 NOTICES. All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or
          (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

                    (i) if to any holder of Purchaser Shares, if such holder is a Purchaser, then at the address set forth in Annex 1 hereto for such Purchaser, or, if such holder is not a Purchaser, then at the address provided to the Parent by such holder or such other address as such holder shall designate to the Parent in writing;

                    (ii) if to the Parent, to the Parent at 677 Madison
               Avenue, New York, NY 10021, Attention:  President, telephone
               (212) 317-1000, telecopier (212) 317-1001, or at such other address or telecopier as the Parent shall have specified to the holder of each Purchaser Share in writing,

                    (iii) if to the Company, to the Company (with a courtesy copy to the Parent) at 110 Hopkins Street, P.O. Box 399, Buffalo, NY 14240, Attention: President, telephone
               (716) 827-7010, telecopier (716) 827-8855, or at such other address or telecopier as the Company shall have specified to the holder of each Purchaser Share in writing, or

                    (iv) if to Mr. Scharf, to Mr. Scharf in care of the
               Parent at 677 Madison Avenue, New York, NY 10021, Attention:
               Michael J. Scharf, telephone (212) 317-1000, telecopier
               (212) 317-1001, or at such other address or telecopier as Mr. Scharf shall have specified to the holder of each Purchaser Share in writing.

          Notices under this Section 6.2 will be deemed given only when actually received.

               6.3  AMENDMENTS AND WAIVERS.

                    (a) The provisions of Section 6 hereof, and of any term defined in Section 5 hereof as used in any such Section, may be amended, modified or supplemented, and compliance with any such Section hereof waived, only by a writing duly executed by or on behalf of the Required Holders and the Companies.

                    (b) the provisions of Section 3 hereof, and of any term defined in Section 5 hereof as used in Section 3 hereof, may be amended, modified or supplemented only by a writing duly executed by or on behalf of the Requisite Holders and the Parent; and

                    (c) the provisions of Section 1, Section 2 and Section 4 hereof, and of any term defined in Section 5 hereof as used in any such Section, may be amended, modified or supplemented, and compliance with any such Section hereof waived, only by a writing duly executed by or on behalf of the Required Holders, Mr. Scharf and the Parent.

               6.4 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK.

               6.5 JURISDICTION; JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS AND INSTRUMENTS CONTEMPLATED HEREBY AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. NONE OF THE PARTIES HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF OR OTHERWISE RELATED TO THIS AGREEMENT OR THE PARENT COMMON STOCK AND EACH OF THE PARTIES HERETO HEREBY WAIVES ANY AND ALL RIGHT TO ANY SUCH JURY TRIAL AND ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY SUCH PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 6.5.

               6.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

               6.7 DESCRIPTIVE HEADINGS. Descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

               6.8 SEVERABILITY. The fact that any given provision of this Agreement is found to be unenforceable, void or voidable under the laws of any jurisdiction shall not effect the validity of the remaining provisions of this Agreement in such jurisdiction, and shall not effect the enforceability of the entire Agreement under the laws of any other jurisdiction.

              [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY; NEXT PAGE IS SIGNATURE PAGE]



               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date and year first above written.

                                        NIAGARA CORPORATION

                                        By:  /s/ Michael J. Scharf
                                        Name:  Michael J. Scharf
                                        Title: President

                                        NIAGARA COLD DRAWN CORP.

                                        By:  /s/ Frank Archer
                                        Name:  Frank Archer
                                        Title: President


          [SIGNATURE PAGE FOR STOCKHOLDERS AGREEMENT IN CONNECTION WITH THE ISSUANCE BY NIAGARA CORPORATION OF 285,715 SHARES OF COMMON STOCK]



                                        THE PRUDENTIAL INSURANCE COMPANY OF
                                        AMERICA

                                        By:   /s/ Kevin J. Kraska
                                        Name:  Kevin J. Kraska
                                        Title: Vice President



          [SIGNATURE PAGE FOR STOCKHOLDERS AGREEMENT IN CONNECTION WITH THE ISSUANCE BY NIAGARA CORPORATION OF 285,715 SHARES OF COMMON STOCK]


                                        THE EQUITABLE LIFE ASSURANCE SOCIETY OF
                                        THE UNITED STATES

                                        By:    /s/ U. Peter C. Gummeson
                                        Name:   U. Peter C. Gummeson
                                        Title:  Investment Officer



          [SIGNATURE PAGE FOR STOCKHOLDERS AGREEMENT IN CONNECTION WITH THE ISSUANCE BY NIAGARA CORPORATION OF 285,715 SHARES OF COMMON STOCK]



                                        FALCON ASSET MANAGEMENT, INC., AS
                                        ATTORNEY IN FACT FOR UNITED STATES
                                        FIDELITY AND GUARANTY COMPANY

                                        By:   /s/ Therese A. Ray
                                        Name:   Therese A. Ray
                                        Title:  Vice President



          [SIGNATURE PAGE FOR STOCKHOLDERS AGREEMENT IN CONNECTION WITH THE ISSUANCE BY NIAGARA CORPORATION OF 285,715 SHARES OF COMMON STOCK]


                                            /s/ Michael J. Scharf
                                                MICHAEL J. SCHARF



          [SIGNATURE PAGE FOR STOCKHOLDERS AGREEMENT IN CONNECTION WITH THE ISSUANCE BY NIAGARA CORPORATION OF 285,715 SHARES OF COMMON STOCK]